For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

               FIRST KEYSTONE ANNOUNCES PROMOTIONS


First Keystone Corporation, parent company of the First National Bank of Berwick, recently held its annual meeting of shareholders. Directors re-elected for a three-year term were Budd L. Beyer, Frederick E. Crispin, Jr., Jerome F. Fabian and Robert J. Wise. Other directors serving are John E. Arndt, J. Gerald Bazewicz, Don E. Bower, Robert E. Bull, John L. Coates and Dudley P. Cooley.

The promotion of three employees was announced: Kevin Miller was promoted to assistant vice president and information technology manager. Miller is a graduate of Bloomsburg University and the Central Atlantic Advanced School of Banking.

Brenda L. Grasley was promoted to assistant cashier and customer service officer at the main office. Grasley began working at the bank in 1981 and has completed the Leadership Central Penn program and has completed various AIB courses throughout her banking career.

Charlotte M. Bishop was promoted to assistant cashier and community office manager of the Briar Creek office located in the Giant Supermarket. Bishop started at the bank in 1998 at the Danville office and was transferred to the Briar Creek office in 2001. Her retail experience comes from 22 years of retail management.


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